February 12, 1999


Mr. Robert D. Davis
42 Rosewood Lane
Malvern, PA 19355

Dear Bob:

I am very pleased that you have agreed to join the Republic First Bancorp, Inc. ("RFB") team as President and Chief Executive Officer of our subsidiary, First Republic Bank ("FRB") (together, "the Company"). The purpose of this letter is to outline the key details of our agreement as to the basis for your employment as President and Chief Executive Officer of First Republic Bank.

Your starting date will be no later than Tuesday, February 16, 1999. As of your starting date, you will be elected a member of the Board of Directors of FRB as well as appointed as a member of its Executive Committee. You will be invited to attend meetings of the Executive Committee and the Board of Directors of RFB. You will become employed by FRB as of your starting date.

You will report directly to me administratively in my role as President and Chief Executive Officer of RFB. You also will have organizational reporting responsibilities to the Board of Directors of FRB and to its Chairman, Harry Madonna.

As President of FRB, your initial annual salary will be one hundred and seventy-five thousand dollars ($175,000.00), payable bi-weekly in accordance with the normal practices of FRB. For the year 1999 only, you will also be eligible for a cash incentive bonus of up to fifty thousand dollars ($50,000.00). Of that amount, twenty-five thousand dollars ($25,000.00) will be earned upon the completion of your first year of employment with FRB. The balance of up to twenty-five thousand dollars ($25,000.00) will be payable in whole or in part at the sole discretion of the Board of Directors of FRB based upon both your individual performance and the financial results for FRB in 1999. The cash bonus for 1999 will be payable on or before March 31, 2000. You may also be eligible for additional equity incentive in the form of stock options, based upon your performance and that of the company for the year, at the sole discretion of the Company's Board of Directors.

We have discussed the need to review on a priority basis the Company's short term and long term incentive compensation programs. You will be eligible to participate in any such program which presently exists or which may be adopted by the Company, including any incentive stock option program.

Within the first ninety (90) days of your starting date, we will mutually agree on the benchmarks which will be the basis of your performance goals for 1999. After the first year of your employment with FRB, we will evaluate your accomplishments and mutually agree on the appropriate incentive compensation parameters for the next evaluation period. You will also be reviewed for performance and possible salary increase no later than thirty days after your first anniversary with FRB.

You will be eligible to participate in all insurance, health, retirement and such other benefit programs as are now maintained or as may hereinafter be adopted by the Company and which are appropriate for your position. If you are not eligible for immediate coverage under FRB's health insurance program, FRB will reimburse you for the premium cost to you of continuing your current coverage until you are covered by FRB's policy. You will be entitled to vacation in accordance with the standard policy of FRB for Senior Executives, which at the present time is four weeks for your position. I am forwarding to you with this letter of copy of FRB's benefits and employment policies for your information.

Robert D. Davis
February 12, 1999
Page 2

As an additional part of your compensation package, your will receive a car allowance of one thousand dollars ($1,000.00) per month, plus reimbursement for a parking space convenient to your FRB office and a car or cellular telephone. You will also be reimbursed for all reasonable expenses incurred by you in fulfillment of your duties on behalf of FRB, including travel expenses other than automobile expenses, entertainment, business meals and other reasonable business expenses in accordance with FRB's policies. In addition, FRB will reimburse you for your expenses of membership in a Center City luncheon club and a country club, to be mutually agreed upon. All of the expenses described in this paragraph shall be submitted for payment by FRB through a monthly expense account, which shall be approved by me.

FRB agrees, to the extent possible, to continue the arrangements currently in effect for you under the Mellon Bank Optional Life Insurance Plan (the "Life Insurance Plan"). In order to continue such arrangement, FRB shall make such payments to Mellon Bank to the extent payment by you to Mellon would otherwise be required in order to continue Executive's coverage under the life insurance policy or policies (the "Life Insurance") in effect under the Life Insurance Plan upon your termination of employment with Mellon Bank. Following such payment by FRB to Mellon Bank, FRB shall continue the arrangement with respect to the Life Insurance, shall make such payments of premiums as would have been made by Mellon Bank under the Life Insurance Plan, and shall have the same rights to repayments of amounts paid in connection with the Life Insurance as Mellon Bank would have had with respect to the Life Insurance under the terms of the Life Insurance Plan if you had continued to participate in the Life Insurance Plan and had not terminated employment with Mellon Bank and you agree to execute such documents and/or agreements, which may include an agreement with the insurance company or companies issuing the Life Insurance, as may be necessary or appropriate in order to continue the Life Insurance in effect under the arrangements and on the terms described above.

Consistent with the Company's existing hostile change of control policy, a copy of which is attached, you will be eligible to receive a severance payment equal to two times your annual base salary in the event of a change of control of FRB or RFB, as defined in such policy. In the event of a change of control of the Company as defined in such policy, but which is approved by a majority of The Incumbent Board, you will be eligible to receive a severance payment equal to your annual base salary, except that in the event of such change of control during the first two years of your employment, you will be eligible for a severance payment equal to two times your annual base salary. In the event that your severance is initiated by FRB or RFB, other than for cause or through a change of control, your salary will continue for an additional six (6) months from the date of the discharge. If there is a change of control of the Company within six (6) months following your severance under the preceding sentence, then you will be eligible for the severance payment applicable under this paragraph to such change of control as if you were still employed by the Company, less any severance payment made to you prior to such change of control. If you voluntarily terminate your employment with FRB, no severance payment will be made.

You agree that following the termination of your employment with the Company, other than due to a "hostile" change of control as defined in the preceding paragraph of this letter, you shall not: (1) for a period of sic (6) months provide services directly or indirectly (as a consultant, officer, director, shareholder or otherwise) to any other person or entity engaged in the commercial or consumer banking or finance or savings and loan industry in competition with the Company in Philadelphia, Montgomery, Bucks, Chester or Delaware counties in Pennsylvania or in New Castle County in Delaware; and (ii) for a period of one (1) year, you will not solicit, entice or contact the Company's executives or employees for the purpose of having such executives or employees leave their employment with the Company or engage in direct competition with the Company.

Robert D. Davis
February 12, 1999
Page 3

In addition, you hereby acknowledge that, in the course of your employment by FRB, you will have access to confidential information, trade secrets and unique business procedures which are the valuable property of the Company. You agree not to disclose for any reason, directly or indirectly, any confidential, trade secret or other proprietary information, as determined by the Company in its reasonable discretion, at any time, during or after the period of your employment by the Company, for any purpose other than to perform your assigned duties on behalf of the Company.

The provisions of the two immediately preceding paragraphs shall survive the termination of this letter agreement. The signers of this letter recognize that a violation of the preceding two paragraphs may cause irreparable harm to First Republic Bank or Republic First Bancorp and, therefore, either FRB or RFB shall be entitled to injunctive relief for your failure to comply with the terms thereof, together with all other legal or equitable remedies available to FRB or RFB.

Upon joining FRB, you will receive a grant of forty thousand (40,000) options to purchase stock of RFB at the market price on the date of grant. Ten thousand (10,000) options will vest immediately and an additional ten thousand (10,000) options will vest on each of the next three anniversary dates of your employment with FRB, on the condition that you are still employed by FRB on such vesting dates. Upon any change of control, all options not yet vested will immediately vest. Additional terms and conditions of such stock options are set forth in the Incentive Stock Option Agreement which will be provided to you.

This letter is not intended to represent an employment contract. Your employment by FRB is at will and is subject to termination at any time, by the Company or by you, with or without cause.

Enclosed are two copies of this letter. As an indication of your understanding and acceptance, please sign and return one copy of this letter to me on or before and keep the other copy for your records.

If you have any additional questions about your employment by FRB, please do not hesitate to call me or Harry Madonna. I am excited that you will be joining the Company and look forward to working with you in your new role.

Sincerely,



Jere A. Young
President & CEO
Republic First Bancorp, Inc.


Agreed and Accepted By:

_________________________________                      __________________
Robert D. Davis                                        Date